Exhibit 99.2

99¢ Only Stores® Announces Suspension of Exit from Texas Market to   Re-evaluate its Texas Operations in Light of a Significant Improvement in January Sales Results and the Potential Beneficial Opportunities Resulting from a Recessionary Economy

•	Announces approximately one third of its Texas stores to be closed by end of current Fiscal Year

•	Announces Board Rejects Chairman’s Offer to Buy Texas Operations

CITY OF COMMERCE, Calif.--(BUSINESS WIRE)-- 99¢ Only Stores® (NYSE:NDN) announced today that its Board of Directors has decided to suspend the Company’s exit from its Texas market for up to six months to re-evaluate its Texas operations in light of a significant improvement in January sales results and the potential beneficial opportunities resulting from a recessionary economy.  The Board also directed management to close approximately one third of its Texas stores by March 28, 2009, its fiscal year end.

On January 31, 2009, following an evaluation of its Company chairman Dave Gold’s offer to buy the Texas operations by a Special Committee of independent directors of the Company’s Board, the Board adopted the recommendation of the Special Committee to reject this offer.  In the course of the Board’s deliberations, the Board noted that same-store sales in Texas had increased at a rate of 8.6% during the four week period ended January 24, 2009, compared to a rate of 0.8% during the five week period ended December 27, 2008.  In light of this significant improvement in sales results and the state of the economy, the Board concluded it would be prudent to continue to observe sales and other financial results in Texas for a limited period before taking permanent actions that would effectively close off any opportunity to continue the Texas operations.  After additional discussion following the January 31st Board meeting, the Board voted today to continue operations in the remaining two thirds of its Texas stores, and continue to operate its Texas distribution center to support these stores, in order to allow the Board to continue to monitor sales trends and other financial results in those stores. The Texas market exit plan had previously been suspended to enable the Special Committee to consider Dave Gold’s offer and other alternatives to accomplish the exit plan. Depending on future sales and other financial results in Texas, the Board could permanently reverse its September decision and decide to maintain operations in Texas.

It is too early to tell what the current sales results could mean in terms of Texas financial results and return on investment.  Although management is unsure how strongly the challenging economy may affect sales trends in Texas, it does believe 99¢ Only Stores, similar to other value focused consumer businesses such as Wal-Mart and McDonald’s, is well positioned to benefit from the recessionary economy.  While the management team intends to continue to focus on the profit improvement plan in the Company’s core non-Texas operations, it does plan to provide additional support during this observation period to improve its Texas inventory and product fulfillment which had been reduced because of the exit plan.  The Company’s chairman, who has been involved in trying to improve Texas operations, will help oversee elements of Texas operations during this period.  The Board anticipates that if sales trends become sufficiently strong to support a profitable business model with an acceptable return on investment, any long term plans would likely involve building a small local dedicated team of buyers, senior operations management and financial analysis support in Texas.

Eric Schiffer, CEO, said, “We will release our earnings for the third quarter of fiscal 2009 on Wednesday, February 4, 2009.  I am pleased to report that we continue to make progress on our profit improvement plan in our non-Texas operations, and I look forward to providing an update on our performance and the matters discussed in this release on our earnings conference call.”

99¢ Only Stores® announced today it will release financial results for the third quarter ended December 27, 2008, after the market closes on Wednesday, February 4, 2009, followed by an investor conference call the same day at 1:30 p.m. Pacific time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (800) 762-8779 from the U.S.  International callers can dial (480) 248-5081.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, February 18, 2009, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 from international locations, and entering confirmation code 3974151.

About 99¢ Only Stores®

Founded over 25 years ago, 99¢ Only Stores® operates 281 extreme value retail stores with 199 in California, 46 in Texas, 24 in Arizona and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over 50% of the company’s product mix consists of food and beverage including produce, dairy, deli and frozen foods, along with fresh baked goods and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the results of operations of our Texas stores and future actions with respect to our Texas market. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for reasons stated herein and for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com.

99¢ Only Stores
Rob Kautz, EVP &CFO, 323-881-1293